Announces the Acquisition of
AmTrust Bank in an FDIC-assisted Transaction
New York Community Bancorp, Inc. has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission
(the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and the other documents New York Community Bancorp, Inc. has filed with the SEC for more complete information about New York Community Bancorp, Inc. and the offering.
You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.
December 7, 2009
Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration No.333-152147

Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
Forward-looking Statements and Associated Risk
Factors
This presentation may include forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements, which are based on certain assumptions, and describe our future plans, strategies, and expectations, are generally identified by use of the words
“believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or other similar expressions. Although we believe that our plans, intentions and expectations as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our ability to predict results or the actual effects of our plans and strategies are inherently uncertain. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by, the forward-looking statements contained in this presentation. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth under the heading “Forward-Looking Statements and Associated Risk Factors” in our most recent Annual Report on Form 10-K, and in other reports filed with the SEC.
There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-
looking statements. These factors include, but are not limited to: general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in deposit flows and wholesale borrowing facilities;
changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings or in our ability to access the capital markets; changes in our customer base or in the financial or operating performances of our customers’ businesses;• changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios;  changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire, including from
AmTrust Bank, into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our ability to retain key members of management;
our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers;
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition, including from
AmTrust Bank; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by or mortgaged to the Company; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, those pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance; and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices or guidelines; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of Treasury and the Board of Governors of the Federal Reserve System (“FRB”); war or terrorist activities; and other economic, competitive, governmental, regulatory and geopolitical factors affecting our operations, pricing and services.
Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.
It should be noted that we routinely evaluate opportunities to expand through acquisitions and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash or our debt or equity securities may occur.
You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this presentation. We do not assume any obligation to revise or update forward looking statements except as may be required by law.

New York Community Bancorp has purchased certain
assets and assumed certain liabilities of AmTrust Bank
from the FDIC.
Received $11 billion of assets and assumed $11 billion of total liabilities
•
Approximately $6 billion of performing single-family mortgages and consumer loans, cash of approximately $4 billion, and securities of approximately $1 billion
•
Approximately $8 billion of deposits and $3 billion of wholesale borrowings
No deposit premium
Excluded assets include all holding company assets, acquisition/development/land &
construction loans, non-performing loans, other owned and foreclosed assets (OREO), private-
label securities, and mortgage servicing rights
Loss-share agreement covers all acquired loans, reimburses 80% of losses up to $907 million and 95% of losses beyond $907 million
Transaction is accretive to key financial metrics & capital ratios with targeted capital raise
FDIC to receive equity appreciation instrument for 25 million units of NYB paying the difference between NYB’s stock price and $12.33; expires 12/23/09
All regulatory approvals have been received and the transaction has closed
Acquired branches now operating as AmTrust Bank, a division of New York Community Bank
Note: Acquired asset and liability figures as of 10/27/09 as provided by the FDIC and are subject to change.

The acquisition of AmTrust Bank offers several benefits.
Accretive to EPS and tangible book value per share
Exceeds management’s thresholds for IRR and EPS accretion
Financially
attractive
Non-performing assets and higher-risk loan categories were retained by the FDIC
All acquired loans covered by loss-share agreement
Liquidity enhanced with ~45% of total acquired assets in cash and liquid securities
Enhances risk
profile
Asset strategy remains focused on core multi-family lending
Expands branch deposit franchise to support core asset strategy
Enhances
current platform
Capital raise expected to increase TCE ratio from 6.03% to over 6.25%
Capital raise expected to increase Tier 1 risk-based capital ratio from 11.58% to over 13.50%
Facilitates transition from wholesale funding to retail funding
Fortifies strong
balance sheet
Reduces loans-to-deposits ratio from 159% to approximately 130%
Material improvements to NIM and ROA
Improves
operating
metrics
Note: Financial metrics and pro forma capital ratios based on acquired balance sheet as of 10/27/09 as provided by the FDIC and company estimates; all figures are subject to change. Does not take into account potential dilution attributable to equity appreciation instrument.

The transaction adds to our financial and operating
scale and geographic scope.
Increases branch network by 31% and extends footprint into Florida, Ohio, and Arizona
Cash proceeds from transaction will be used to pay down AmTrust wholesale borrowings
($ in billions)
Pro Forma Percentage
NYB AmTrust NYB Increase
States NY, NJ FL, OH, AZ
NY, NJ,
FL, OH, AZ
Branches 212 66 278 +31%
Assets $33 $11 $42 +28%
Loans 23 6 29 +26%
Deposits 14 8 22 +55%
Source: SNL Financial. Company filings.
Note: NYB financial information as of 9/30/09, acquired financial information as of 10/27/09 as provided by the FDIC. All figures are subject to change.
(a) AmTrust balance sheet figures are prior to any purchase adjustments.
(b) Balance after assumed pay down of borrowings using excess liquidity provided through transaction.
(b)
(a)

Transaction establishes New York Community Bancorp
as a top 25 bank.
($ in billions)
Total
Rank Company Assets
1 Bank of America $2,251
2 JPMorgan Chase & Co. 2,041
3 Citigroup 1,889
4 Wells Fargo 1,229
5 PNC Financial 271
6 U.S. Bancorp 265
7 Bank of New York Mellon 212
8 SunTrust 173
9 Capital One 169
10 BB&T 165
11 State Street 163
12 Regions Financial 140
13 Fifth Third 111
14 KeyCorp 97
15 Northern Trust 78
16 M&T Bank 69
17 Comerica 60
18 Hudson City 59
19 Marshall & Ilsley 59
20 Zions Bancorp 53
21 Huntington Bancshares 53
New York Community Bancorp (Pro Forma) 42
22 Popular 36
23 Synovus 35
24 New York Community Bancorp 33
25 First Horizon 26
26 BOK Financial 24
27 Associated Bancorp 23
28 People's United 21
29 Astoria Financial 21
30 First BanCorp. 20
($ in billions)
Total
Rank Company Deposits
1 Bank of America Corp. $975
2 JPMorgan Chase & Co. 868
3 Citigroup Inc. 833
4 Wells Fargo & Co. 797
5 PNC Financial Services Group 184
6 U.S. Bancorp 170
7 Bank of New York Mellon Corp. 134
8 SunTrust Banks Inc. 119
9 BB&T Corp. 115
10 Capital One Financial Corp. 115
11 Regions Financial Corp. 95
12 State Street Corp. 92
13 Fifth Third Bancorp 79
14 KeyCorp 67
15 Northern Trust Corp. 55
16 M&T Bank Corp. 47
17 Zions Bancorp. 43
18 Marshall & Ilsley Corp. 42
19 Huntington Bancshares Inc. 40
20 Comerica Inc. 40
21 Synovus Financial Corp. 28
22 Popular Inc. 26
23 Hudson City Bancorp Inc. 23
New York Community Bancorp (Pro Forma) 22
24 Associated Banc-Corp 16
25 First Citizens BancShares Inc. 15
26 City National Corp. 15
27 BOK Financial Corp. 15
28 People's United Financial Inc. 15
29 New York Community Bancorp 14
30 First Horizon National Corp. 14
($ in millions)
Market
Rank Company Cap
1 JPMorgan Chase & Co. $164,483
2 Bank of America Corporation 140,834
3 Wells Fargo & Company 126,309
4 Citigroup Inc. 92,828
5 U.S. Bancorp 44,942
6 Bank of New York Mellon Corporation 32,488
7 PNC Financial Services Group, Inc. 24,665
8 State Street Corporation 20,618
9 BB&T Corporation 18,297
10 Capital One Financial Corporation 17,061
11 Northern Trust Corporation 11,759
12 SunTrust Banks, Inc. 11,381
13 Fifth Third Bancorp 8,303
14 M&T Bank Corporation 7,492
15 Hudson City Bancorp, Inc. 6,971
16 Regions Financial Corporation 6,784
17 People's United Financial, Inc. 5,653
18 KeyCorp 5,412
New York Community Bancorp (Pro Forma) 5,157
19 New York Community Bancorp 4,417
20 Comerica Incorporated 4,274
21 TFS Financial Corporation (MHC) 3,685
22 Commerce Bancshares, Inc. 3,288
23 BOK Financial Corporation 3,179
24 First Horizon National Corporation 3,103
25 Marshall & Ilsley Corporation 3,027
26 Cullen/Frost Bankers, Inc. 2,898
27 Huntington Bancshares Incorporated 2,639
28 First Niagara Financial Group, Inc. 2,507
29 Washington Federal, Inc. 2,197
30 Bank of Hawaii Corporation 2,187
Source: SNL Financial. Financial information as of 9/30/09. Market data as of 12/4/09. Pro forma market cap for NYB reflects 60 million shares issued at 12/04/09 closing price of $12.33 per share.
Assets Deposits Market Cap

($ in billions)
Total Deposits
w/ HAVN
w/ RCBK
w/ RSLN
w/ LICB
w/ PFSB,
Doral, & SYNF
w/ ABNY
Consistent with our previous acquisitions, AmTrust
contributes significantly to our deposit growth.
w/ AmTrust
Source: Company filings.
Note: Acquired AmTrust deposit figures as of 10/27/09 as provided by the FDIC and are subject to change.
$1.1
$3.3
$5.5
$5.3
$10.3 $10.4
$12.1
$12.6
$13.2
$14.4 $14.5
$22.5
12/31/99 12/31/00 12/31/01 12/31/02 12/31/03 12/31/04 12/31/05 12/31/06 12/31/07 12/31/08 9/30/09 Pro Forma

Manhattan
Essex
Hudson
Queens
Brooklyn
Union
New York
Middlesex
Monmouth
Mercer
New Jersey

New York Community Bancorp has a strong, long-
standing presence in the greater New York metropolitan
area.
BRANCH LOCATIONS (212)
COMMUNITY BANK COMMERCIAL BANK
Queens County Savings Bank (34)
New York Commercial Bank (17)
Roslyn Savings Bank (56)
Atlantic Bank (18)
Richmond County Savings Bank (22)
Roosevelt Savings Bank (8)
New York Community Bank (4)
Garden State Community Bank (53)
Source: Company data as of 12/1/09.

($ in millions)
Source:  SNL Financial as of 6/30/09.
The expansion of our franchise has enabled us to compete
very effectively against the region’s money center banks.
3.0 1,228 9 Flushing Financial 9
430
13
19
11
44
23
17
48
29
89
Branches
QUEENS COUNTY, NY
Rank Company Deposits Mkt. Share
1 JPMorgan $8,088 19.6%
2 Citigroup 5,962 14.4
3 Capital One 4,696 11.4
4 Astoria Financial 3,103 7.5
5 HSBC 2,817 6.8
6 New York Community 2,610 6.3
7 Ridgewood Savings 1,636 4.0
8 Toronto-Dominion 1,448 3.5
10 Banco Santander 989 2.4
Total In Market $41,339
2.7 1,477 5 Flushing Financial 9
490
2
21
25
48
37
28
60
57
99
Branches
NASSAU COUNTY, NY
Rank Company Deposits Mkt. Share
1 JPMorgan $11,208 20.6%
2 Citigroup 7,846 14.5
3 Capital One 6,382 11.8
4 Astoria Financial 5,396 9.9
5 New York Community 4,355 8.0
6 Bank of America 3,453 6.4
7 Toronto-Dominion 3,203 5.9
8 HSBC 2,029 3.7
10 Signature Bank 1,302 2.4
Total In Market $54,303
6.5  1,301  25 Valley National 9
269
20
14
24
24
10
31
6
15
30
Branches
ESSEX COUNTY, NJ
Rank Company Deposits Mkt. Share
1 Wells Fargo $2,487  12.5%
2 New York Community 2,356  11.8
3 Citigroup 1,842  6.3
4 Bank of America 1,394  7.0
5 Hudson City Bancorp 1,388  7.0
6 JPMorgan 1,343  6.8
7 PNC Financial 1,334  6.7
8 Investors Bancorp 1,306  6.6
10 Banco Santander 1,260  6.3
Total In Market $19,901
4.3 1,504 21 Smithtown Bancorp 9
458
29
14
31
35
21
29
25
64
102
Branches
SUFFOLK COUNTY, NY
Rank Company Deposits Mkt. Share
1 JPMorgan $7,810 22.1%
2 Capital One 5,601 15.9
3 Astoria Financial 3,139 8.9
4 Citigroup 2,976 8.4
5 HSBC 2,538 7.2
6 Bank of America 2,335 6.6
7 New York Community 1,655 4.7
8 Toronto-Dominion 1,570 4.5
10 Suffolk Bancorp 1,432 4.1
Total In Market $35,293
2.1 201 5 VSB Bancorp 9
106
4
3
5
5
11
6
22
17
19
Branches
RICHMOND COUNTY, NY
Rank Company Deposits Mkt. Share
1 Banco Santander $2,284 24.3%
2 JPMorgan 1,611 17.1
3 New York Community 1,468 15.6
4 Citigroup 1,097 11.7
5 Northfield Bancorp 832 8.8
6 Toronto-Dominion 609 6.5
7 Hudson City Bancorp 544 5.8
8 HSBC 273 2.9
10 Capital One 179 1.9
Total In Market $9,404

Palm Bay
Sebastian
Fort Pierce
Jupiter
West Palm Beach
Fort Lauderdale
Miami
Kendall
Homestead
Everglades National Park
Lehigh Acres
Immokalee
Bonita Springs

66 branches in three states,
including 25 in Florida, 29 in
northeastern Ohio, and 12 in
Arizona
Founded in Cleveland, Ohio in 1889
as Ohio Savings Bank
Acquired AmTrust Bank, F.S.B. in
Boca Raton, FL in 1995
Expanded its footprint into Arizona
in 2000
AmTrust Branch Map Company Profile
OH
29 Branches
$3.5 billion deposits
#11 Rank
AZ
12 Branches
$1.3 billion deposits
#9 Rank
FL
25 Branches
$4.8 billion deposits
#13 Rank
Source: SNL Financial as of 6/30/09.
The AmTrust franchise provides us with a strong
presence in new and attractive markets.

Haines City
Plant City
Lakeland
West Melbourne
Palm Bay
Brandon
Bartow
Lake Wales
Bloomingdale
Frostproof
Micco
Sebastian
Fellsmere
West Vero Corridor
Vero Beach
Avon Park
Sebring
Florida Ridge
Fort Pierce
Jensen Beach
Arcadia
Lake Placid
Okeechobee
Stuart
Hobe Sound
Port Charlotte
Punta Gorda
Lake Okeechobee
Pahokee
Charlotte Harbor
Fort Myers Shores
LaBelle
Belle Glade
West Palm Beach
Fort Myers
Lehigh Acres
Cape Coral
Boynton Beach
Immokalee
Bonita Springs
Golden Gate
Fort Lauderdale
Big Cypress National Preserve
Naples Manor
Marco Island
Tamiami
Kendall
Biscayne Bay
Cutler Bay
Homestead
Everglades National Park
Key Largo
Islamorada Village of Islands
Tavernier

AmTrust has a sizeable deposit franchise in affluent,
coastal Florida markets.
Branch Map AmTrust Deposit Market Share
Source: SNL Financial.  Data as of 6/30/09.
Note: Additional Florida branches include 1 branch in Lee County with $30.8 million deposits, 1 branch in Saint Lucie County with $25.9 million deposits, and 1 branch in Collier County with $39.0 million deposits.
3.0  1,177  13  Citigroup 9
509
16
3
16
39
10
39
46
62
82
Branches
PALM BEACH COUNTY
Rank Company Deposits Mkt. Share
1 Wells Fargo $8,992  23.1%
2 Bank of America 5,838  15.0
3 PNC Financial 3,040  7.8
4 JPMorgan 2,396  6.2
5 AmTrust 2,215  5.7
6 SunTrust 2,015  5.2
7 BU Financial 1,890  4.9
8 Lydian Trust 1,237  3.2
10 BB&T 994  2.6
Total In Market $38,923
2.9 2,225  9  HSBC 10
3.1 2,340  13  Caja Madrid 9
667
4
49
58
13
17
31
24
72
65
Branches
MIAMI DADE COUNTY
Rank Company Deposits Mkt. Share
1 Wells Fargo $10,068  13.1%
2 Bank of America 9,585  12.5
3 Citigroup 6,309  8.2
4 SunTrust 6,025  7.8
5 Ocean Bankshares 3,794  4.9
6 Mercantil Servicios 3,684  4.7
7 JPMorgan 3,452  4.5
8 Regions 3,004  3.9
26 AmTrust 572  0.7
Total In Market $76,837
3.1  1,160  29  BB&T 9
485
19
14
29
33
8
23
36
78
76
Branches
BROWARD COUNTY
Rank Company Deposits Mkt. Share
1 Bank of America $9,236  24.9%
2 Wells Fargo 6,975  18.8
3 SunTrust 2,599  7.0
4 BU 2,029  5.5
5 AmTrust 1,922  5.2
6 JPMorgan 1,770  4.8
7 BankAtlantic 1,760  4.8
8 Citigroup 1,423  3.8
10 Regions 978  2.6
Total In Market $37,039
2.7 4,044  21 Ocean Bank 9
1,661
61
81
22
61
130
51
106
210
225
Branches
MIAMI–FORT LAUDERDALE MSA
Rank Company Deposits Mkt. Share
1 Wells Fargo $26,036  17.0%
2 Bank of America 24,658  16.1
3 SunTrust 10,638  7.0
4 Citigroup 8,909  5.8
5 JPMorgan 7,617  5.0
6 BU Financial 5,841   3.8
7 AmTrust 4,709  3.1
8 Regions 4,431  2.9
10 BB&T 4,015  2.6
Total In Market $152,800
($ in millions)

Cave Creek
Carefree
Dove Valley Ranch
Desert Wind
Cave Buttes Rec Area
Desert Highlands
McDowell Mountain Regioutstanding Natural Areal Park
Rio Verde
Sun City West
Surprise
El Mirage
Youngtown
Sun City
Peoria
Arrowhead Ranch
Lexington Place
Royal Estates West
Adobe
Wild Flower
Desert Bell Estates
Greenway Park V
North Mountain Preserve
DC Ranch
McDowell Sonoran Preserve
McDowell Mountain Ranch
Fort McDowell
Fountain Hills
Talesin West
Andalusia
Vista del Camo
Paradise Valley
Scottsdale
Glendale
Fennemore
Citrus Park
Litchfield Park
Estrella Camp
Tolleson
Phoenix
Avondale
Cashion
Marlborough Park
Homestead
USery Mountain Regioutstanding Natural Areal Park
Tempe
Mesa
Apache Junction
Dobson Shores
Country Cousin Mobile Mecca
Liberty
Citrus Hills
Guadalupe
Tremaine
Laveen
Estrella Mountain Regional Park
Phoenix South Mountain Park
Farfa
Gilbert
Hightown
Chandler
Higley
Queen Creek
Santa Cruz
Lone Butte Ranch
Sun Lakes
Chandler Heights
Hohokam Pima National Monument
San Tan Regioutstanding Natural Areal Park
Santan
Casa Blanca
Olberg
Sacaton
Cottonwood

AmTrust ranks among the top 10 depositories in the
growing Phoenix market.
Branch Map AmTrust Deposit Market Share
Source: SNL Financial.  Data as of 6/30/09.
2.2  1,328  12  AmTrust 9
959
9
8
25
49
9
45
126
189
214
Branches
PHOENIX, AZ – MSA
Rank Company Deposits Mkt. Share
1 JPMorgan $14,451  24.3%
2 Wells Fargo 13,661  23.0
3 Bank of America 12,381  20.9
4 Marshall & Ilsley 2,233  3.8
5 Omaha Financial 1,741  2.9
6 BBVA 1,511  2.5
7 Zions 1,478  2.5
8 Marquette Financial 1,452  2.5
10 Northern Trust 804  1.4
Total In Market $59,376
($ in millions)

Fairport Harbor
Painesville
Mentor-on-the-Lake
Timberlake
Willoughby
Kirtland
Waite Hill
Kirtland Hills
Euclid
Willoughby Hills
Chardon
Mayfield
Chesterland
Cleveland
Lakewood
Rocky River
Avon Lake
Eagle Cliff
Sheffield Lake
Avon
Sheffield
North Olmsted
Fairview Park
Brooklyn
Parma
Maple Heights
Pepper Pike
Chagrin Falls
South Russell
Newbury Center
Bainbridge
Auburn Center
Bedford
Brook Park
North Ridgeville
Elyria
Olmsted Falls
Berea
Middleburg Heights
Northfield
Reminderville
Eaton Estates
Columbia Station
Brecksville
Royalton
Broadview Heights
Twinsburg
Aurora
Mantua Center
Mantua
Grafton
Kingsleys Corners
LaGrange
Belden
Valley City
Brunswick
Richfield
Boston Heights
Peninsula
Hudson
Streetsboro
Hinckley Reservation
Sugar Bush Knolls
Ehrart
Lester
Bath
Litchfield
Stow
Kent
Ravenna
Medina
Cuyahoga Falls
Pigeon Creek
Paxton
Akron
Tallmadge
Brimfield
Rootstown Township
Spencer
Chatham
Chippewa Lake

AmTrust has an established platform with over 100 years
of operating history in Northeast Ohio.
Branch Map AmTrust Deposit Market Share
Source: SNL Financial.  Data as of 6/30/09.
3.0  1,948  42  JPMorgan 9
703
71
59
24
62
60
69
20
70
83
Branches
CLEVELAND, OH
Rank Company Deposits Mkt. Share
1 PNC $20,129  30.5%
2 KeyCorp 12,188  18.5
3 TFS Financial 5,718  8.7
4 RBS 5,151  7.8
5 Huntington 3,613  5.5
6 Fifth Third 3,391  5.1
7 AmTrust 2,923  4.4
8 FirstMerit 2,423  3.7
10 U.S. Bancorp 1,563  2.4
Total In Market $66,028
4.2  473  3  TFS Financial 9
219
19
5
20
17
17
20
21
24
35
Branches
AKRON, OH
Rank Company Deposits Mkt. Share
1 FirstMerit $2,602  23.1%
2 PNC 1,470  13.0
3 JPMorgan 1,286  11.4
4 KeyCorp 1,279  11.3
5 Huntington 843  7.5
6 Fifth Third 779  6.9
7 RBS 606  5.4
8 AmTrust 579  5.1
10 U.S. Bancorp 219  1.9
Total In Market $11,289
($ in millions)

Borrowings
39%
Other
Liabilities
1%
Deposits
60%
Borrowings
49%
Other
Liabilities
1%
Deposits
50%
The transaction favorably impacts our funding mix.
Total liabilities:  $29 billion Total liabilities:  $38 billion
NYB Current Liability Composition Estimated Pro Forma Liability Composition
(a)
(a) Pro forma liability composition shown after pay down of borrowings using excess liquidity provided in the transaction.  Acquired AmTrust balances included in pro forma liability composition are as of
10/27/09 as provided by the FDIC and are based on preliminary company estimates of purchase accounting marks.  All figures are subject to change.

Covered
assets
19%
Other
2%
Multi-family
59%
Construction
2%
Consumer
0%
CRE
17%
1–4 Family
1%
Multi-family
71%
CRE
21%
Consumer
1%
Other
3%
Construction
3%
1–4 Family
1%
Our pro forma loan portfolio will consist primarily of
multi-family loans and loans covered under the
loss-share agreement.
Total loans:  $23 billion Total loans:  $28 billion
NYB Current Loan Composition Estimated Pro Forma Loan Composition
(a) Acquired AmTrust figures included in pro forma loan composition are as of 10/27/09 as provided by the FDIC, are based on preliminary company estimates of purchase accounting marks, and are subject to change.
(a)

Capital raise will fortify our already strong capital ratios.
(a) Pro forma capital ratios based on acquired balance sheet as of 10/27/09 as provided by the FDIC and company estimates of purchase accounting marks and asset risk weightings.  All figures are subject to change. Does not take into account potential dilution attributable to equity appreciation instrument. Assumes shares issued at NYB’s 12/4/09 closing price of $12.33 per share.
($ in billions except per share data)
Expected Pro Forma for
NYB Issuance of
9/30/09 60 Million Shares
Assets
Total Assets $33 $42
Tangible Assets 30 39
Risk-Weighted Assets 21 22
Average Assets for Leverage Ratio 30 39
Capital
Tangible Common Equity $1.8 $2.5
Tier 1 Capital 2.4 3.1
Total Capital 2.5 3.2
Capital Measures
Tangible Common Equity / Tangible Assets 6.0% 6.4%
Leverage Capital 7.9 7.8
Tier 1 Risk-Based Capital 11.6 13.7
Total Risk-Based Capital 12.1 14.2
Tangible Book Value / Share $5.16 $6.08
(a)

NYB’s
experienced management team has already
begun the integration process.
Senior management has communicated with all regional managers and branch managers to welcome them into the NYCB banking family
All 54 branches with Saturday hours opened as planned
Team of 45 senior business leaders have been on-site in Cleveland since closing to ensure a seamless transition
NYB has already begun oversight of all risk management, financial controls, IT systems, and customer service functions
Expect to retain and convert all branches to “AmTrust Bank, a division of New York
Community Bank”
•
Strengthened capital base will build customer confidence
•
All deposit rates to be maintained to maturity
•
Expect minimal change in branch staffing

Transaction Summary
Immediately accretive to operating EPS and tangible book value per share
Exceeds internal thresholds for IRR and EPS accretion
Loss-share agreement reduces overall credit risk of loan portfolio
Provides cost-effective deposits to fund loan growth and reduce the balance of wholesale funding
Offers upside in deposit growth with stability provided by the NYB platform
Transaction is consistent with our acquisition strategy of maintaining acquired banks’
local identities
Sets stage for further growth through acquisitions

E-mail requests to:	ir@myNYCB.com
Call Investor Relations at:	(516) 683-4420
Write to:	New York Community Bancorp, Inc. 615 Merrick Avenue Westbury, NY 11590

Page 19 For More Information

Reconciliation of GAAP and non-GAAP capital
Although tangible common equity and tangible assets are not measures that are calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our management uses these non-GAAP measures in its analysis of our performance. We believe that these non-GAAP measures are important indications of our ability to grow both organically and through business combinations and, with respect to tangible common equity, our ability to pay dividends and to engage in various capital management strategies.
We calculate tangible common equity by subtracting from stockholders’ equity the sum of our goodwill and core deposit intangibles (“CDI”), and calculate tangible assets by subtracting the same sum from our total assets.
Neither tangible common equity, tangible assets, nor the related tangible capital measures should be considered in isolation or as a substitute for stockholders’ equity or any other capital measure prepared in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP capital measures may differ from that of other companies reporting measures of capital with similar names.
NYB Pro Forma
9/30/09 NYB
Total assets $33 $42
Less: goodwill (2) (2)
Less: core deposit intangibles (0) (0)
Tangible assets $30 $39
NYB Pro Forma
9/30/09 NYB
Total stockholders' equity $4.3 $5.1
Less: goodwill (2.4) (2.4)
Less: core deposit intangibles (0.1) (0.1)
Tangible common equity $1.8 $2.5
The following table presents a reconciliation of our tangible common equity to total stockholders’ equity (in billions):
The following table presents a reconciliation of our tangible assets to total assets (in billions):